                                                                     Exhibit 5.4



                 [Letterhead of Richards, Layton & Finger, P.A.]


                                        February 4, 2005



Net Servicos de Comunicacao S.A.
Rua Verbo Divino, 1356
Sao Paulo-SP-04719-002-Brazil


   Re: Registration Statement on Form F-4 of
       Net Servicos de Comunicacao S.A. and Certain Guarantors
       (File No. 333-120286)
       -------------------------------------------------------

Ladies and Gentlemen:

         We have acted as special Delaware counsel for Dabny, L.L.C., a Delaware limited liability company (the "Company"), in connection with the filing by Net Servicos de Comunicacao S.A. (formerly known as Plimpson Participacoes S.A.), a sociedade anonima organized under the laws of the Federative Republic of Brazil ("Net Servicos"), the Company and certain other subsidiaries of Net Servicos (together with the Company, the "Guarantors") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form F-4 (File No. 333-120286), as amended by Amendment No. 1 thereto (as so amended, the "Registration Statement"), relating to Net Servicos' (i) offer to exchange US$76,593,068 aggregate principal amount of its 7.0% Senior Secured Notes due 2009 (the "New Notes"), which have been registered under the Securities Act, and cash, for US$97,692,000 12 5/8% Senior Guaranteed Notes due 2004 (the "Existing Notes"), and (ii) solicitation of consents from holders of the Existing Notes to amendments to certain provisions of that certain Indenture governing the Existing Notes, dated as of June 18, 1996, attached as an exhibit to the Registration Statement, pursuant to which the Existing Notes were issued. The New Notes are to be issued pursuant the Indenture (as defined below). The obligations of Net Servicos pursuant to the New Notes are to be guaranteed by the Guarantors pursuant to and as set forth in the Indenture (as defined below).

         For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

         (a) The Certificate of Formation of the Company, dated January 12, 1995, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on January 12, 1995, together with the Certificate to Restore to Good Standing, filed with the Secretary of State on June 10, 1996, and the Certificate of Revival of the Company, dated as of July 30, 2003, as filed with the Secretary of State on August 8, 2003 (collectively, the "LLC Certificate");

         (b) The Limited Liability Company Agreement of the Company, dated January 13, 1995, between Plimpson Participacoes S.A. and Macal Investimentos e Participacoes Ltda., as members;

         (c) The Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 14, 2005 (the "LLC Agreement"), executed by Net Servicos, as sole member;

         (d) Resolutions adopted by the unanimous written consent of the managers and the sole member of the Company, dated as of January 17, 2005 (the "Resolutions");

         (e) A form of Indenture to be entered into among Net Servicos, as issuer, the Company and the other subsidiaries of Net Servicos party thereto, as guarantors, and The Bank of New York, a New York banking corporation, as trustee, attached as an exhibit to the Registration Statement (the "Indenture");

         (f) A certificate of a manager of the Company, as to certain matters;
and

         (g) A Certificate of Good Standing for the Company, dated February 4, 2005, obtained from the Secretary of State.

         For purposes of this opinion, the guarantee of the Company set forth in
Section 13.01 of the Indenture is hereinafter referred to as the "Guarantee."

         For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs
(a) through (g) above) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

         With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

         For purposes of this opinion, we have assumed (i) that each of the LLC Agreement and the LLC Certificate is in full force and effect, has not been amended and no amendment of either the LLC Agreement or the LLC Certificate is pending or has been proposed, (ii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (iii) that there are no proceedings pending or contemplated for the merger, consolidation, conversion, dissolution, liquidation or termination of the Company, (iv) that the Resolutions have not been amended, modified or revoked and are in full force and effect on the date hereof, and no other resolutions have been adopted by the managers or the member of the Company relating to the matters described in the Resolutions, (v) except to the extent provided in paragraph 1 below, the due organization, formation or creation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization, formation or creation, (vi) the legal capacity of natural persons who are signatories to the documents examined by us, (vii) except to the extent provided in paragraph 3 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (viii) except to the extent provided in paragraph 4 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, and (ix) that each of the documents examined by us constitutes a valid and binding agreement of the parties thereto, and is enforceable against the parties thereto, in accordance with its terms. We have not participated in the preparation of the Registration Statement or any other offering material relating to the Company, Net Servicos or any of the Guarantors and assume no responsibility for the contents of any such material.

         This opinion is limited to the laws of the State of Delaware (excluding the insurance, securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect. In rendering the opinions set forth herein, we express no opinion concerning the creation, attachment, perfection or priority of any security interest, lien or other encumbrance.

         Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

         1. The Company has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C.ss. 18-101, et seq.) (the "Act").

         2. Under the Act and the LLC Agreement, the Company has all necessary limited liability company power and authority to own, lease and operate its properties and to conduct its business, all as described in the LLC Agreement.

         3. Under the Act and the LLC Agreement, the Company has all necessary limited liability company power and authority to execute and deliver, and to perform its obligations under, the Indenture (including the Guarantee).

         4. Under the Act and the LLC Agreement, the execution and delivery by the Company of the Indenture, and the performance by the Company of its obligations thereunder (including under the Guarantee), have been duly authorized by all necessary limited liability company action on the part of the Company.

         In rendering the opinions expressed above, we express no opinion with respect to (i) provisions of a document reviewed by us to the extent that such provisions purport to bind any person or entity that is not a party to such document, (ii) transfer restrictions in a document reviewed by us to the extent that a transfer occurs by operation of law, and (iii) provisions of a document reviewed by us to the extent that such provisions purport to obligate a party to cause any other person or entity to act in a certain way insofar as such provisions relate to the actions of such other person or entity.

         We understand that you will file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement in connection with the filing of the Registration Statement under the Securities Act. In addition, we understand that Debevoise & Plimpton LLP, special New York counsel to Net Servicos, will rely as to matters of Delaware law upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the Indenture (including the Guarantee). In connection with the foregoing, we hereby consent to the filing of this opinion with the Securities and Exchange Commission and to Debevoise and Plimpton LLP's relying as to matters of Delaware law upon this opinion. Further, we hereby consent to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.


                                     Very truly yours,



                                     /s/ Richards, Layton & Finger, P.A.


WAY/SXL